March 13, 2008

Al Aladwani
3802 Abalone Cove
Missouri City, Texas

Dear Al:

We have enjoyed our conversations with you regarding your background and a senior management level opportunity with Sharps Compliance, Inc. (“Sharps” or the “Company”). I am pleased to offer you the position of Senior Vice President of Operations with Sharps reporting to me. The offer is contingent upon, (i) your acceptance of the terms and conditions of employment, (ii) completion, to the Company’s satisfaction, of reference and background checks and (iii) satisfactory results of drug testing.

Your compensation will include a base salary of $6,153.85 per pay period (twenty-six pay periods per year). You will be eligible to participate in a discretionary bonus program approved by the Company’s Board of Directors.

You will receive a grant of 25,000 options to purchase the Company’s common stock subsequent to the first ninety (90) days of your employment (subject to continued employment). All stock option grants are subject to Board of Director approval and the terms of the Sharps Compliance Corp. 1993 Stock Plan.

As an employee of Sharps, you will be eligible to participate in the Company’s group benefit program which includes: group health, vision, dental, disability insurance and 401(k). A summary description of the program, including employee premiums, is attached to this offer letter.

This offer does not constitute an employment contract or guarantee of employment for any specific period of time since the Company is an“at-will” employer. At-will employment means that either you or the Company, with or without cause and with or without prior notice, may terminate the employment relationship at any time. Additionally, your employment will be subject to the Company’s policies and procedures, a copy of which was provided to you when you initially joined the Company.

Sharps Compliance, Inc.

9220 Kirby Drive Suite 500

Houston, Texas 77054

www.sharpsinc.com

Aladwani

Additionally, you agree to enter into a non-compete and confidentiality agreement consistent with the attached.

Your initial date of employment, subject to the conditions as outlined in this letter, will be
Monday, March 24, 2008 or such other date as mutually agreed.

We are pleased to offer you this opportunity and are confident that you will make a measurable contribution to the Company. Should the above be acceptable to you, please, (i) sign your acceptance of this offer of employment and (ii) complete and sign the attached Application of Employment including drug testing and release of information consents. Both items should be faxed to the attention of Lynn Carnes at 713-660-3583.

Sincerely,

Dr. Burton J. Kunik
Chairman, Chief Executive Officer & President

Attachments

Accepted and Agreed:

_____________________________
Al Aladwani        Date

Sharps Compliance, Inc.

9220 Kirby Drive Suite 500

Houston, Texas 77054

www.sharpsinc.com